UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2018

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of the $600 million amended and restated senior unsecured credit agreement entered into on August 20, 2018 among Choice Hotels International, Inc. (the “Company”), Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”), the other agents party thereto and a syndicate of lenders (the “Restated Credit Agreement”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 20, 2018, the Company entered into the Restated Credit Agreement, which amends and restates the Company’s existing senior unsecured credit agreement, dated as of July 21, 2015, among the Company, the Administrative Agent, the other agents party thereto and the lenders party thereto (the “Former Credit Agreement”). The Former Credit Agreement provided for a $450 million unsecured revolving credit facility (the “Revolver”) with a final maturity date of July 21, 2021. The Restated Credit Agreement increases the commitments under the Revolver to $600 million and extends the final maturity date of the Revolver to August 20, 2023, subject to optional one-year extensions that can be requested by the Company prior to each of the first, second and third anniversaries of the closing date of the Restated Credit Agreement. The effectiveness of such extensions are subject to the consent of the lenders under the Restated Credit Agreement and certain customary conditions. The Restated Credit Agreement also provides that up to $35 million of borrowings under the Revolver may be used for alternative currency loans and up to $25 million of borrowings under the Revolver may be used for swingline loans. The Company may from time to time designate one or more wholly owned subsidiaries of the Company as additional borrowers under the Restated Credit Agreement, subject to the consent of the lenders and certain customary conditions.

Pursuant to the Restated Credit Agreement, the previous guarantee by certain of the Company’s subsidiaries of its obligations under the Revolver (as increased by the Restated Credit Agreement) was released. As a result, as of August 20, 2018, there are no subsidiary guarantors under the Revolver .However, if certain subsidiaries of the Company subsequently incur certain recourse debt or become obligors in respect of certain recourse debt of the Company or certain of its other subsidiaries, the Restated Credit Agreement requires such obligated subsidiaries to guarantee the Company’s obligations under the Revolver. In the event that these subsidiary guarantees are triggered under the Revolver, the same subsidiary guarantees would be required under the Company’s 5.75% senior notes due 2022 and 5.70% senior notes due 2020 and certain hedging and bank product arrangements, if any, with lenders that are parties to the Restated Credit Agreement.

The Company may at any time prior to the final maturity date increase the amount of the Revolver or add one or more term loan facilities under the Restated Credit Agreement by up to an additional $250 million in the aggregate to the extent that any one or more lenders commit to being a lender for the additional amount of such term loan facility and certain other customary conditions are met.

The Restated Credit Agreement provides that the Company may elect to have borrowings under the Revolver bear interest at a rate equal to (i) LIBOR plus a margin ranging from 90 to 150 basis points or (ii) a base rate plus a margin ranging from 0 to 50 basis points, in each case, with the margin determined according to the Company’s senior unsecured long-term debt rating or under circumstances as set forth in the Restated Credit Agreement, the Company’s total leverage ratio in the event that such total leverage ratio is less than 2.5 to 1.0.

The Restated Credit Agreement requires the Company to pay a fee on the total commitments under the Revolver, calculated on the basis of the actual daily amount of the commitments under the Revolver (regardless of usage) times a percentage per annum ranging from 0.075% to 0.25% (depending on the Company’s senior unsecured long-term debt rating or under circumstances as set forth in the Restated Credit Agreement, the Company’s total leverage ratio in the event that such total leverage ratio is less than 2.5 to 1.0).

The Restated Credit Agreement requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments and effecting mergers and/or asset sales. With respect to dividends, the Company may not declare or make any payment if there is an existing event of default or if the payment would create an event of default.

The Restated Credit Agreement imposes financial maintenance covenants requiring the Company to maintain a consolidated fixed charge coverage ratio of at least 2.5 to 1.0 and a total leverage ratio of not more than 4.5 to 1.0 or, on up to two nonconsecutive occasions, 5.5 to 1.0 for up to three consecutive quarters following a material acquisition commencing with the fiscal quarter in which such material acquisition occurred. If the Company achieves and maintains an Investment Grade Rating, as defined in the Restated Credit Agreement, then the Company will not need to comply with the consolidated fixed charge coverage ratio covenant.

The Restated Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Restated Credit Agreement to be immediately due and payable.

The proceeds of the Revolver are expected to be used for general corporate purposes, including working capital, debt repayment, stock repurchases, dividends, investments and other permitted uses set forth in the Restated Credit Agreement.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The summary of the material provisions of the Restated Credit Agreement set forth above is qualified in its entirety by reference to the full text of the Restated Credit Agreement filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Amended and Restated Senior Unsecured Credit Agreement, dated August 20, 2018 among Choice Hotels International, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other agents party there to and a syndicate of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2018	Choice Hotels International, Inc.

	By:	/s/ Dominic E. Dragisich
	Name:	Dominic E. Dragisich
	Title:	Chief Financial Officer